Exhibit 4.2

THIS WARRANT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

The number of shares of common stock issuable upon exercise of this warrant may be MORE OR less than the amounts set forth on the face hereof.

This Warrant is issued pursuant to that certain Securities Purchase Agreement dated February 2, 2023 by and between the Company and the Holder (as defined below) (the “Purchase Agreement”). Receipt of this Warrant by the Holder shall constitute acceptance and agreement to all of the terms contained herein.

No. 1

PAXMEDICA, INC.

COMMON STOCK PURCHASE WARRANT

PaxMedica, Inc., a Delaware corporation (together with any corporation which shall succeed to or assume the obligations of PaxMedica, Inc. hereunder, the “Company”), hereby certifies that, for value received, Lind Global Fund II LP, a Delaware limited partnership (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period (as defined in Section 9) up to Eight Hundred Thousand (800,000) fully paid and non-assessable shares of Common Stock, at a purchase price per share equal to the Exercise Price (as defined in Section 9). The number of shares of Common Stock for which this Common Stock Purchase Warrant (this “Warrant”) is exercisable and the Exercise Price are subject to adjustment as provided herein.

1.            DEFINITIONS. Certain terms are used in this Warrant as specifically defined in Section 9. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

2.            EXERCISE OF WARRANT.

2.1.          Exercise. This Warrant may be exercised prior to its expiration hereof by the Holder at any time or from time to time during the Exercise Period, by submitting the form of subscription attached hereto (the “Exercise Notice”) duly executed by the Holder, to the Company at its principal office, indicating whether the Holder is electing to purchase a specified number of shares by paying the Aggregate Exercise Price as provided in Section 2.2 or is electing to exercise this Warrant as to a specified number of shares pursuant to the cashless exercise provisions of Section 2.3. On or before the first Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by electronic mail an acknowledgement of confirmation of receipt of the Exercise Notice. Subject to Section 2.4, this Warrant shall be deemed exercised for all purposes as of the close of business on the day on which the Holder has delivered the Exercise Notice to the Company. The Aggregate Exercise Price, if any, shall be paid by wire transfer to the Company within five (5) Business Days of the date of exercise and prior to the time the Company issues the certificates evidencing the shares issuable upon such exercise. In the event this Warrant is not exercised in full, the Company may, at its expense, require the Holder, after such partial exercise, to promptly return this Warrant to the Company and the Company will forthwith issue and deliver to or upon the order of the Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes) may request, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares (without giving effect to any adjustment therein) for which this Warrant shall have been exercised.

2.2.          Payment of Exercise Price by Wire Transfer. If the Holder elects to purchase a specified number of shares by paying the Aggregate Exercise Price, the Holder shall pay such amount by wire transfer of immediately available funds to the account designated by the Company in its acknowledgement of receipt of such Exercise Notice pursuant to Section 2.1.

2.3.          Cashless Exercise.

(a) If a registration statement covering the shares of Common Stock that are the subject of the Notice of Exercise (the “Unavailable Warrant Shares”) is not available for the resale of such Unavailable Warrant Shares to the public or upon exercise of this Warrant in connection with a Fundamental Transaction, the Holder may elect to exercise this Warrant by receiving shares of Common Stock equal to the number of shares determined pursuant to the following formula:

X = Y (A - B)

A

where,

X =	the number of shares of Common Stock to be issued to Holder;

Y =	the number of shares of Common Stock as to which this Warrant is to be exercised (as indicated on the Exercise Notice);

A =	VWAP for the Trading Day immediately preceding the date of exercise; and

B =	the Exercise Price.

2.4.          Antitrust Notification. If the Holder determines, in its sole judgment upon the advice of counsel, that the issuance of any Warrant Shares pursuant to the terms hereof would be subject to the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Company shall file as soon as practicable after the date on which the Company receives notice from the Holder of the applicability of the HSR Act and a request to so file with the United States Federal Trade Commission and the United States Department of Justice the notification and report form required to be filed by it pursuant to the HSR Act in connection with such issuance.

2.5.          Termination. This Warrant shall terminate upon the earlier to occur of (i) exercise in full or (ii) the expiration of the Exercise Period.

3.            REGISTRATION RIGHTS. The Holder of this Warrant has certain rights to require the Company to register its resale of the Warrant Shares under the 1933 Act and any blue sky or securities laws of any jurisdictions within the United States at the time and in the manner specified in the Purchase Agreement.

4.            DELIVERY OF STOCK CERTIFICATES ON EXERCISE.

4.1.          Delivery of Exercise Shares. As soon as practicable after any exercise of this Warrant and in any event within two (2) Trading Days thereafter (such date, the “Exercise Share Delivery Date”), the Company shall, at its expense (including the payment by it of any applicable issue or stamp taxes), cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of fully paid and non-assessable shares of Common Stock (which number shall be rounded down to the nearest whole share in the event any fractional share may otherwise be issuable upon such exercise and the Company shall pay a cash adjustment to the Holder in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price) to which the Holder shall be entitled on such exercise, in such denominations as may be requested by the Holder, which certificate or certificates shall be free of restrictive and trading legends (except for any such legends as may be required under the 1933 Act). In lieu of delivering physical certificates for the shares of Common Stock issuable upon any exercise of this Warrant, provided the Warrant Shares are not restricted securities and the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, upon request of the Holder, the Company shall cause its transfer agent to electronically transmit such shares of Common Stock issuable upon exercise of this Warrant to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

4.2.          Compensation for Buy-In on Failure to Timely Deliver Exercise Shares. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder Exercise Shares pursuant to an exercise on or before the Exercise Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Exercise Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (a) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Exercise Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (b) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Exercise Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (a) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

4.3.          Charges, Taxes and Expenses. Issuance of Exercise Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Exercise Shares, all of which taxes and expenses shall be paid by the Company, and such Exercise Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Exercise Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto (the “Assignment Form”) duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

5.            CERTAIN ADJUSTMENT.

5.1.          Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (a) pays a stock dividend or otherwise makes a distribution or distributions on shares of Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (b) subdivides (including by way of share split) outstanding shares of Common Stock into a larger number of shares, (c) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of shares of Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 5.1 shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

5.2           Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the beneficial ownership limitation provided for in Section 10, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the beneficial ownership limitation).

5.3           Fundamental Transaction. If, at any time while this Warrant is outstanding, (a) the Company effects any merger or consolidation of the Company with or into another Person, (b) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (c) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (d) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then, upon the closing of a Fundamental Transaction and payment of the exercise price therefore (including at the election of the Holder by cashless exercise), the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such event. For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon exercise of this Warrant upon the closing of such Fundamental Transaction. The foregoing notwithstanding, if the Company effects any reclassification of the Common Stock or any compulsory share exchange, in each case, into another security of the Company, this Warrant shall remain outstanding and the Holder shall be entitled to receive the Alternative Consideration upon any subsequent exercise of this Warrant and the payment of the exercise price therefor. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 5.3

5.4           Adjustments Upon Issuance of Common Stock. If the Company or any Subsidiary thereof, as applicable, at any time after the Closing Date (but whether before or after the Issue Date), shall sell, enter into an agreement to sell, or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents (as defined in the Note), other than Exempted Securities (as defined in the Purchase Agreement), in any case, at an effective price per share (or issuable at a price per share) that is less than the Exercise Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is less than the Exercise Price, such issuance shall be deemed to have occurred for less than the Exercise Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Exercise Price shall be reduced to the Base Share Price. Notwithstanding the foregoing, no adjustments shall be made, paid or issued under this Section 5.4 in connection with the issuance of Exempted Securities. The Company shall notify the Holder, in writing, no later than the Trading Day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 5.4, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 5.4, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Warrant Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Exercise.

5.5           Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding at the close of the Trading Day on or, if not applicable, most recently preceding, such given date.

5.6           Notice to Holder.

(a)             Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(b)            Notice to Allow Exercise by Holder. If (i) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock; (ii) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; or (v) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Subject to applicable law, the Holder is entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice. Notwithstanding the foregoing, the delivery of the notice described in this Section 5.6 is not intended to and shall not bestow upon the Holder any voting rights whatsoever with respect to outstanding unexercised Warrants.

6.            NO IMPAIRMENT. The Company will not, by amendment of the Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in taking all such action as may be necessary or appropriate in order to protect the rights of the Holder against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of this Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of stock on the exercise of this Warrant from time to time outstanding.

7.            NOTICES OF RECORD DATE. In the event of:

(a)           any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right;

(b)           any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all the assets of the Company to or any consolidation or merger of the Company with or into any other Person or any other Change of Control; or

(c)            any voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such event, the Company will mail or cause to be mailed to the Holder a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is anticipated to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock shall be entitled to exchange their shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up. Such notice shall be mailed at least fifteen (15) days prior to the date specified in such notice on which any such action is to be taken.

8.            RESERVATION OF STOCK ISSUABLE ON EXERCISE OF WARRANT; REGULATORY COMPLIANCE; PROHIBITED TRANSACTIONS.

8.1.          Reservation of Stock Issuable on Exercise of Warrant. The Company shall at all times while this Warrant shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the exercise of all or any portion of the Warrant Shares (disregarding for this purpose any and all limitations of any kind on such exercise). The Company shall, from time to time in accordance with the Delaware General Corporation Law, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Company’s obligations under this Section 8.

8.2.          Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of exercise of the Warrant Shares require registration or listing with or approval of any Governmental Authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon exercise, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

9.            DEFINITIONS. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

“Aggregate Exercise Price” means, in connection with the exercise of this Warrant at any time, an amount equal to the product obtained by multiplying (i) the Exercise Price times (ii) the number of shares of Common Stock for which this Warrant is being exercised at such time.

“Change of Control” has the meaning set forth in the Purchase Agreement.

“Convertible Securities” means any debt, equity or other securities that are, directly or indirectly, convertible into or exchangeable for Common Stock.

“Exercise Period” means the period commencing on the Issue Date and ending 11:59 P.M. (New York City time) on the date that is forty-eight (48) months from the Issue Date or earlier closing of a Fundamental Transaction (other than a Fundamental Transaction of the type described in clause (d) of the definition thereof resulting in the conversion into or exchange for another security of the Company).

“Exercise Price” means $3.25 per share, as may be adjusted pursuant to the terms hereof.

“Exercise Shares” means the shares of Common Stock for which this Warrant is then being exercised.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Issue Date” means February 6, 2023.

“Note” means the senior secured convertible promissory note issued by the Company to the Holder pursuant to the Purchase Agreement.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Subsidiary” means, as of any time of determination and with respect to any Person, any United States corporation, partnership, limited liability company or limited liability partnership, all of the stock (or other equity interest) of every class of which, except directors’ qualifying shares (or any equivalent), shall, at such time, be owned by such Person either directly or through Subsidiaries and of which such Person or a Subsidiary shall have 100% control thereof, except directors’ qualifying shares. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE: Amex Exchange, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Common Stock is listed or quoted for trading on the date in question.

“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of one share of Common Stock trading in the ordinary course of business on the applicable Trading Price for such date (or the nearest preceding date) on such Trading Market as reported by Bloomberg Financial L.P.; (b) if the Common Stock is not then listed on a Trading Market and if the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, the volume weighted average price of one share of Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, as reported by Bloomberg Financial L.P.; (c) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink OTC Markets Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price of one share of Common Stock so reported, as reported by Bloomberg Financial L.P.; or (d) in all other cases, the fair market value of one share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company (in each case rounded to four decimal places).

“Warrant Shares” means collectively the shares of Common Stock of the Company issuable upon exercise of the Warrant in accordance with its terms, as such number may be adjusted pursuant to the provisions thereof.

10.          LIMITATION ON BENEFICIAL OWNERSHIP. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive shares of Common Stock or other securities (together with Common Stock, “Equity Interests”) upon exercise of this Warrant to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder) of a number of Equity Interests of a class that is registered under the 1934 Act which exceeds the Maximum Percentage (as defined in the Purchase Agreement) of the Equity Interests of such class that are outstanding at such time. Any purported delivery of Equity Interests in connection with the exercise of the Warrant prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the 1934 Act that is outstanding at such time. If any delivery of Equity Interests owed to the Holder following exercise of this Warrant is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 10 apply, the determination of whether this Warrant is exercisable and of which portion of this Warrant is exercisable shall be the sole responsibility and in the sole determination of the Holder, and the submission of an Exercise Notice shall be deemed to constitute the Holder’s determination that the issuance of the full number of Warrant Shares requested in the Exercise Notice is permitted hereunder, and neither the Company nor any Warrant agent shall have any obligation to verify or confirm the accuracy of such determination. For purposes of this Section 10, (i) the term “Maximum Percentage” shall have the definition set forth in the Purchase Agreement; and (ii) the term “Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the 1934 Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the 1934 Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, the Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Company’s most recent periodic report filed with the Securities and Exchange Commission on Form 10-K or Form 10-Q, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Trading Day of such request, confirm orally and in writing to the Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 10 shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

11.          REGISTRATION AND TRANSFER OF WARRANT.

11.1.        Registration of Warrant. The Company shall register and record transfers, exchanges, reissuances and cancellations of this Warrant, upon the records to be maintained by the Company for that purpose, in the name of the record holder hereof from time to time. The Company may deem and treat the registered holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary. The Company shall be entitled to rely, and held harmless in acting or refraining from acting in reliance upon, any notices, instructions or documents it believes in good faith to be from an authorized representative of the Holder.

11.2         Transferability. This Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form of assignment (the “Assignment Notice”) attached hereto duly executed by the Holder or its agent or attorney. The Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of the transferred Warrant under the 1933 Act. Upon such surrender, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such Assignment Notice, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. This Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Exercise Shares without having a new Warrant issued.

11.3.        New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 11.2, as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for this Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the original Issue Date and shall be identical with this Warrant except as to the number of Exercise Shares issuable pursuant thereto.

12.          LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Exercise Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

13.          REMEDIES. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14.          NO RIGHTS AS A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Exercise Shares.

15.          NOTICES. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission or email during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, or (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt. The addresses for notice shall be as set forth in the Purchase Agreement.

16.          CONSENT TO AMENDMENTS. Any term of this Warrant may be amended, and the Company may take any action herein prohibited, or compliance therewith may be waived, only if the Company shall have obtained the written consent (and not without such written consent) to such amendment, action or waiver from the Holder. No course of dealing between the Company and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Holder.

17.          MISCELLANEOUS. In case any provision of this Warrant shall be invalid, illegal or unenforceable, or partially invalid, illegal or unenforceable, the provision shall be enforced to the extent, if any, that it may legally be enforced and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If any provision of this Warrant is found to conflict with the Purchase Agreement, the provisions of this Warrant shall prevail. If any provision of this Warrant is found to conflict with the Note, the provisions of the Note shall prevail. THIS WARRANT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF DELAWARE EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD PERMIT THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. Any action, proceeding or claim arising out of, or relating in any way to this Warrant shall be brought and enforced in the state or federal courts located in New Castle County, Delaware. The Company and the Holder irrevocably submit to the jurisdiction of such courts, which jurisdiction shall be exclusive, and hereby waive any objection to such exclusive jurisdiction or that such courts represent an inconvenient forum. The prevailing party in any such action shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses relating to such action or proceeding. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated as of February 6, 2023

PAXMEDICA, INC.

By:	/s/ Howard Weisman
Name:	Howard Weisman
Title:	Chief Executive Officer

[Signature Page to the Warrant (Lind Financing)]